Exhibit 3.3

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
US LBM HOLDINGS, INC.

US LBM Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

The Corporation was incorporated under the name “US LBM Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 26, 2017.  This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and also further amends the provisions of the Certificate of Incorporation, as amended and/or restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.  The Certificate of Incorporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST.  Name.  The name of the Corporation is US LBM Holdings, Inc.

SECOND.  Registered Office.  The Corporation’s registered office in the State of Delaware is at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  Purpose.  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.  Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 1,300,000,000, consisting of three classes as follows: (x) 1,000,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (y) 200,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common stock, the “Common Stock”) and (z) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.  The number of authorized shares of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including a Preferred Stock Certificate of Designation (as defined below)).

1.                                      Provisions Relating to the Common Stock.

(a)                                 Except as otherwise provided in this Certificate of Incorporation or by the DGCL, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally, share ratably and be identical in all respects and as to all matters.

(b)                                 Voting.  Except as otherwise provided in this Certificate of Incorporation or by applicable law, (i) each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock and (ii) holders of Common Stock will vote together as a single class on all matters presented to stockholders for their vote or approval.

(c)                                  Dividends.  Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, (i) the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions and (ii) the holders of shares of Class B Common Stock shall not be entitled to receive any dividends and other distributions in cash, property, stock or otherwise.

(d)                                 Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, (i) the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them and (ii) the holders of shares of Class B Common Stock shall not be entitled to receive any of the remaining assets of the Corporation available for distribution to its stockholders.

2.                                      Additional Provisions Relating to the Class B Common Stock.

(a)                                 The shares of Class B Common Stock may be issued only to, and registered in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their transferees permitted in accordance with Section 2(b) of this Article FOURTH (including all subsequent successors, assigns and permitted transferees) (the Existing Owners together with such persons, collectively, “Permitted Class B Owners”) and Article SIXTH and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record by such Permitted Class B Owner under the LLC Agreement (as defined below).  As used in this Certificate of Incorporation (i) “Existing Owner” means each of the holders (other than the Corporation) of Common Units of LBM Midco, LLC, a Delaware limited liability company, or any successor entities thereto (the “LLC”) as from time to time set forth on Schedule A to the LLC Agreement, (ii) “Common Unit” means a limited liability company interest in the LLC, authorized and issued under its Amended and Restated Limited Liability Company Agreement, to be dated on or around [•], 2018, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in the LLC Agreement.  A copy of the LLC Agreement will be kept with the books and records of the Corporation.

(b)                                 Transfer of Class B Common Stock:

(i)                                     A holder of Class B Common Stock may transfer (including by operation of law) and surrender shares of Class B Common Stock to the Corporation only if, and only to the extent permitted by the LLC Agreement and, following its execution, the exchange agreement, to be dated on or around [•], 2018, among the Corporation, US LBM LLC and holders of Common Units party thereto (as amended from time to time, the “Exchange Agreement”), such holder also simultaneously surrenders an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to the LLC in compliance with the LLC Agreement and, following its execution, the Exchange Agreement.  Following the transfer and surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares of Class B Common Stock shall not be re-issued by the Corporation. Notwithstanding the foregoing, any transfer of shares of Class B Common Stock pursuant to the Reorganization Agreement, dated May 9, 2017, by and among the Corporation, LBM Acquisition, LLC, the LLC, 2015 Build LLC, FW RMB Nansemond Investors, LLC, LBM Management Holdings, LLC, Kelso Hammer Co-Investment Blocker, LLC, KIA IX (Hammer) Blocker, LLC and BEP/US LBM Blocker Corporation, as amended on May 14, 2018 (the “Reorganization Agreement”), including by a transfer by operation of law pursuant to any merger or merger agreement contemplated by the Reorganization Agreement, shall not be subject to the transfer restrictions set forth herein.

(ii)                                  A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the LLC Agreement.  The transfer restrictions described in this Section 2(b)(ii) of Article FOURTH are referred to as the “Restrictions”.

(iii)                               Any purported transfer of shares of Class B Common Stock in violation of Section 2(b)(i) and the Restrictions shall be null and void.  If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the

“Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(iv)                              Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent not to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(v)                                 The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 2(b) of Article FOURTH for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 2(b) of Article FOURTH.  Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(vi)                              The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(c)                                  Immediately upon the exchange of a Common Unit (together with the transfer and surrender of a share of Class B Common Stock) with the Corporation pursuant to the terms of the LLC Agreement and, following its execution, the Exchange Agreement, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or the holder of such share be transferred to the Corporation with no consideration being paid or issued with respect thereto, pursuant and subject to the terms of the provisions of Section 2(b) of this Article Fourth, the Exchange Agreement and the LLC Agreement. Upon such transfer, the Corporation will take all actions necessary to retire such shares of Class B Common Stock and such shares shall not be re-issued by the Corporation.

(d)                                 Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such share of Class B Common Stock and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of the Class B Common Stock no longer holds an interest in the Common Units, the shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or any holder of Class B

Common Stock be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares of Class B Common Stock and such shares shall not be re-issued by the Corporation and (iii) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the LLC Agreement, then all shares of Class B Common Stock will be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares of Class B Common Stock and such shares shall not be re-issued by the Corporation.

(e)                                  All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED AND/OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

3.                                      Provisions Relating to the Preferred Stock.

(a)                                 Subject to the provisions of this Article FOURTH and any limitations prescribed by law, Preferred Stock may be issued at any time and from time to time in one or more series.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.

(b)                                 The Common Stock shall be subject to the express terms of any outstanding series of Preferred Stock.

(c)                                  Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation or to a Preferred Stock Certificate of Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

4.                                      Voting in Election of Directors.  Except as may be required by the DGCL or as provided in this Certificate of Incorporation or in a Preferred Stock Certificate of Designation,

holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

FIFTH.  Reservation of Class A Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or other securities the number of shares or securities required to be issued pursuant to the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.

SIXTH.  Ratio of shares of Common Stock to LLC Interests

1.                                      The Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation (directly or indirectly, including through its subsidiaries) and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the LBM Holdings, Inc. 2018 Omnibus Incentive Plan, as the same may be amended from time to time, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, (iii) the exchange of Common Units by the Corporation in accordance with a Cash Exchange Election (as defined in the Exchange Agreement) pursuant to the Exchange Agreement, or (iv) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock.

2.                                      The Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

3.                                      The Corporation shall not:

(a)                                 undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock as provided in paragraph 1 of this Article SIXTH; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of

Class B Common Stock, unless, in the case of clause (i) or (ii) of this Section 3 of Article SIXTH, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock as provided in paragraph 1 of this Article SIXTH and a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock;

(b)                                 issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, (iii) Common Units purchased by the Corporation in accordance with a Cash Exchange Election pursuant to the Exchange Agreement, or (iv) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock; or

(c)                                  to the fullest extent permitted by law, consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article SIXTH or in Article FOURTH) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit.  The foregoing provisions of this Section 5 of Article SIXTH shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

SEVENTH.  Management of Corporation.  The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.                                      Except as may otherwise be provided by law, this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                      Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, among the Corporation, LBM Acquisition, LLC (“Continuing LLC Owner”), KIA IX (Hammer) Blocker, LLC (“Kelso Hammer Blocker”) and Kelso Hammer Co-Investment Blocker, LLC (“Kelso Co-Investment Blocker”, and together with Corporation, Continuing LLC Owner and Kelso Hammer Blocker, the “Stockholders Agreement Parties”), to be effective on or around the date of the initial listing of the Common Stock on the New York Stock Exchange (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.

3.                                      The directors of the Corporation (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one-third of the total number of such directors.  Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the date the Class A Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date.  Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.  Commencing with the first annual meeting of stockholders following the IPO Date, directors of the class to be elected at each annual meeting shall be elected for a three-year term.  If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.  The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

4.                                      Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, (a) until the first date (the “Trigger Date”) on which the Stockholders Agreement Parties collectively cease to beneficially own (directly or indirectly) at least thirty-five percent (35%) of the outstanding shares of Common Stock, a director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation then entitled to vote in an election of directors and (b) from and after the Trigger Date, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation then entitled to vote in an election of directors.

5.                                      Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director had been chosen and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained herein shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the date of this Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided in this Certificate, shall be limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVETH shall not adversely affect any limitation on the liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6.                                      Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws.

7.                                      Election of directors need not be by written ballot unless the By-laws shall so provide.

EIGHTH.  Stockholder Action by Written Consent.  Until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, including by electronic transmission, setting forth the action so taken, are: (a) signed by the holders of the outstanding shares of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (b) delivered within 60 days of the first date on which a written consent is so delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded.  From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

NINTH.  Special Meetings.  Except as otherwise required by law and subject to any rights granted to holders of shares of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board of Directors, or if there is no Chairman of the Board of Directors then the Chief Executive Officer of the Corporation, or pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office, provided that, until the Trigger Date, a special meeting of the stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of at least thirty five percent (35%) of the voting power of the outstanding shares of Common Stock.  From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

TENTH.  Business Opportunities.  To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to Kelso & Company, L.P. (“Kelso”) or any of its respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; provided however, that the Corporation does not renounce any interest or expectancy with respect to a business opportunity that is expressly offered to a director or officer solely in his or her capacity as a director or officer of the Corporation.  To the fullest extent permitted by law, neither Kelso nor any of its respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer of the Corporation or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article TENTH.  Neither the alteration, amendment or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification.  If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article TENTH (including, without limitation, each such portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.  This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws of the Corporation, applicable law, any agreement or otherwise.

ELEVENTH.  Section 203 of the DGCL.  The Corporation elects not to be governed by Section 203 of the DGCL (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203.

TWELFTH.  Amendment of the Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Section 6 of Article SEVENTH shall not adversely affect any right or protection existing under such Section immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal.  Notwithstanding anything to the contrary contained in this  Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, this Article

TWELFTH and Articles THIRTEENTH and FOURTEENTH may be amended, altered or repealed in any respect, nor may any provision or By-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (a) until the Trigger Date, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock then entitled to vote thereon, and (b) from and after the Trigger Date, such amendment, alteration or repeal is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the outstanding shares of stock then entitled to vote thereon.

THIRTEENTH.  Amendment of the By-laws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the By-laws of the Corporation, without the assent or vote of stockholders of the Corporation.  Any amendment, alteration or repeal of the By-laws of the Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the whole Board of Directors.  In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws of the Corporation, provided that any such action will require (a) until the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote thereon and (b) from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the outstanding shares of stock entitled to vote thereon.  Notwithstanding the foregoing, so long as the Stockholders Agreement remains in effect, the Board shall not have the power to approve any amendment, alteration or repeal of any provision of the By-laws, or have the power to adopt any new by-law, that would be contrary to or inconsistent with the then-applicable terms, if any, of the Stockholders Agreement, or this sentence.

FOURTEENTH.  Exclusive Jurisdiction for Certain Actions.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising out of or pursuant to any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Certificate of Incorporation or the By-laws of the Corporation), or (d) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

IN WITNESS WHEREOF, US LBM Holdings, Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this     day of        , 2018.

US LBM HOLDINGS, INC.

By:
Name: Michelle Pollock
Title: Executive Vice President, General Counsel and Secretary